UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A2

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

ENVENTIS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State of incorporation or organization)	41-1524393 (I.R.S. Employer Identification No.)
221 East Hickory Street PO Box 3248 Mankato, Minnesota (Address of principal executive offices)	56002-3248 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	Nasdaq Global Select

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:             (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:   Not Applicable

Item 1.    Description of Registrant’s Securities to be Registered

The response to Item 1 of the Registration Statement on Form 8-A filed by Enventis Corporation (“Enventis”) filed on March 12, 1999 as amended on March 17, 2009 is hereby amended by adding the following paragraphs at the end thereof.

On June 29, 2014, Enventis entered into an amendment to the Amended and Restated Rights Agreement (the “Rights Agreement”) dated as of March 12, 2009 between Enventis and Wells Fargo Bank, National Association, as rights agent, to provide that neither Consolidated Communications Holdings, Inc. (“Consolidated”) nor any of its subsidiaries or affiliates will be an “Acquiring Person” as defined in the Rights Agreement.  The amendment was entered into in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 29, 2014, by and among Enventis, Consolidated, and Sky Merger Sub Inc., a Minnesota corporation and wholly owned subsidiary of Consolidated.

Item 2.    Exhibits

4.1    First Amendment dated as of June 29, 2014, to the Amended and Restated Rights Agreement dated as of March 12, 2009 by and between Enventis Corporation, a Minnesota corporation (f/k/a Hickory Tech Corporation), and Wells Fargo Bank, National Association, a national banking association, as rights agent (incorporated by reference to Exhibit 4.1 of Form 8-K filed on June 30, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 30, 2014	ENVENTIS CORPORATION

	By:	/s/ John W. Finke
Name: John W. Finke
Title: President and Chief Executive Officer

	By:	/s/ David A. Christenson
Name: David A. Christensen
Title: Senior Vice President and
Chief Financial Officer